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Exhibit 99.1
FOR IMMEDIATE RELEASE:                                                      NEWS
March 10, 2000                                                       Nasdaq-ACTT

             ACT  TELECONFERENCING  FILES  REGISTRATION  STATEMENT
                FOR  2  MILLION  SHARE  COMMON  STOCK  OFFERING

DENVER, Colorado -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced it has filed a registration statement with the Securities and Exchange Commission relating to the public offering of 2 million shares of its common stock. The offering is being managed by John G. Kinnard and Company, Inc. and Kaufman Bros., L.P.

The offering represents new financing by ACT Teleconferencing to fund its expansion and ongoing operations.

ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to multinational corporations worldwide. ACT's headquarters are located in Denver with sales and operations centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Sydney and Adelaide.

A registration statement relating to the aforementioned securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the registration statement filed with the Securities and Exchange Commission (SEC) may be obtained through the public reference facilities maintained by the SEC, or at the SEC's home page on the Internet at http://www.sec.gov. When it becomes available, a preliminary prospectus relating to these securities may be obtained from John G. Kinnard and Company, Inc., 920 Second Avenue South, Minneapolis, MN, 55402, Ph: 612/370-2700, and Kaufman Bros., L.P., 800 Third Avenue, 25th Floor, New York, NY, 10022, Ph:
212/292-8100.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors.
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                                   CONTACTS:
ACT Teleconferencing, Inc.                       Pfeiffer Public Relations, Inc.
Gavin Thomson, Chief Financial Officer               KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                Ph: 303/393-7044